Exhibit 10.615

CHIRON	Howard H. Pien
President and Chief Executive Officer

February 28, 2005

Jack Goldstein

[Residence address]

Dear Jack:

This letter amends in certain respects your offer letter dated August 16, 2002 and confirms certain changes in your compensation as a result of your appointment as President and Chief Operating Officer of Chiron.

Effective February 28, 2005, your salary will be $600,000 per annum, paid bi-weekly. The Compensation Committee approved your AIP bonus for 2004 in the amount of $460,000. That amount will be paid to you March 14, 2005.

You have been awarded a special, one-time restricted share right award on 50,000 shares of Chiron common stock that will vest three years from the date of grant, February 22, 2005, subject to earlier vesting only in the event your employment is involuntarily terminated by the Company (except for cause). You will receive a letter outlining the other provisions of this share right grant from the Law Dept. You will be eligible to receive annual performance share grants under Chiron’s Long Term Incentive Plan (“LTIP”).

You have also been awarded a stock option grant to purchase 200,000 shares of Chiron common stock. This 2005 grant consists of two components: an increased target grant of options on 150,000 shares of Chiron common stock which will be your target grant going forward and a special promotional grant of options on 50,000 shares of Chiron common stock. (You will be eligible for annual grant consideration at this new target level.) The options vest fully over a three-year period, with the first one-third of the shares vesting at the one-year anniversary of the date of grant, the second one-third vesting at the two-year anniversary and the remaining shares vesting on a pro-rated monthly basis over the remaining one year of the vesting period. The exercise price of the option was set at the fair market value (as defined in the Stock Compensation Plan) of a share of Chiron stock on February 22, 2005.

CHIRON CORPORATION • 4560 Horton Street • Emeryville, CA • 94608-2916

Tel: 510-923-3800 • Fax: 510-923-3151 • Email: howard_pien@chiron.com

In the future, your performance share and option target levels will only be adjusted in such a manner as would apply to all other executive officers, as approved by the Compensation Committee in its annual review of executive officer compensation.

We have agreed that should your employment be involuntarily terminated because of a job elimination, you will be eligible until February 19, 2007 for severance in the amount of one year’s base salary and target bonus in lieu of any other severance benefit for which you might be eligible in such circumstances. Thereafter, for the next six (6) months, the benefit for which you would be eligible as described in the previous sentence, shall be reduced by one-twelfth each month until August 19, 2007.  Thereafter, you will only be eligible for benefits as determined under the provisions of Chiron’s Executive Severance Plan, in the event your employment is involuntarily terminated because of a workforce reduction or a job elimination. You will continue to be covered by Chiron’s Executive Officer Change in Control Severance Plan.

You will also continue to be eligible to participate in Chiron’s Annual Incentive Plan (AIP). The Plan, as structured, has an incentive range for your position from 0% to 200%, with a target of 100% of base pay, based on overall corporate performance, as assessed by the Compensation Committee.

All other provisions of your offer letter dated August 16, 2002, not otherwise amended by the provisions of this letter, remain in place, including specifically the provision for at will employment.

The Board and I are pleased that you have accepted your new role and look forward to your continuing contributions to Chiron’s success.

Sincerely,

/s/ Howard H. Pien
Howard H. Pien
Chairman and Chief Executive Officer

Please indicate your understanding of the terms of this offer and your acceptance by signing this letter and returning it to me as soon as possible.

/s/ Jack Goldstein	4 March 2005
Name	Date